Exhibit 99.1

Contact:

Janet Smith

Dynabazaar, Inc.

781-376-5600

DYNABAZAAR DECLARES CASH DIVIDEND, REPURCHASES

SERIES B PREFERRED STOCK

WOBURN, Mass., October 10, 2003 - Dynabazaar, Inc. (f/k/a FairMarket, Inc.) (NASDAQ:FAIM) today announced that it has declared a cash dividend of $1.30 per share on the company’s common stock, representing an aggregate cash distribution of approximately $35 million.  The dividend is payable on November 3, 2003 to stockholders of record on October 20, 2003.

The company also announced that it has repurchased the 952,380 shares of the company’s series B preferred stock held by eBay Inc. (which represents all of the shares of series B preferred stock) at a cash repurchase price of $1.54 per share, or $1,466,665.20 in the aggregate.  As a result, the series B preferred stock is no longer outstanding and will not participate in the cash dividend declared on the common stock.  As previously disclosed, upon the closing of the asset sale to eBay, the company paid eBay a liquidation preference of approximately $2 million as required by the terms of the series B preferred stock.

Dynabazaar Forward Looking Statements

This press release contains statements about Dynabazaar, Inc. that are not historical facts and are considered forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are based upon current expectations, forecasts and assumptions that are subject to risks, uncertainties and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements.  These risks, uncertainties and other factors include, but are not limited to: the reactions of Dynabazaar’s customers and vendors to the proposed transactions; Dynabazaar’s ability to generate significant revenue to reach profitability; Dynabazaar’s ability to attract and retain qualified personnel; Dynabazaar’s limited operating history; the possible future directions of Dynabazaar, including the use and disposition of its remaining assets following the term of the transition services agreement with eBay Inc. and possible exploration of strategic alternatives; and the other risks and uncertainties discussed under the heading “Factors that May Affect Results of Operations and Financial Condition” in Dynabazaar’s Annual Report on Form 10-K for the year ended December 31, 2002, which was filed with the Securities and Exchange Commission (the “SEC”) on March 31, 2003, and other reports filed by Dynabazaar from time to time with the SEC. Dynabazaar assumes no obligation to update any of the information included in this press release.